Exhibit 99.1

F O R    I M M E D I A T E    R E L E A S E

Apogee Press Contact: Stephanie Mayo Shelton 972-239-5119, ext 139 smayo@sheltongroup.com	Apogee Investor Contact: John Gitelman Apogee Technology 781-948-0149 jgitelman@apogeeddx.com

APOGEE UPDATES STATUS OF

ANTICIPATED TIMING FOR SEC FILINGS

American Stock Exchange Accepts Company’s Plan for Regaining Compliance

NORWOOD, Mass. (June 20, 2005) — Apogee Technology, Inc. (AMEX: ATA), a global provider of integrated circuits and an emerging Micro-Electromechanical Systems (“MEMS”) supplier, announced today that the Company’s revised plan to regain compliance with the listing standards of the American Stock Exchange (AMEX) by July 31, 2005 has been accepted by the AMEX. The Company originally became non-compliant with these listing standards as a result of its failure to file with the Securities and Exchange Commission (the “SEC”) an Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 including audited financial statements.

As a result of the Company’s submission to the AMEX of a revised plan for regaining compliance with the AMEX requirements with respect to its Annual Report on Form 10-KSB and its Quarterly Report on Form 10-QSB, AMEX determined that, although Apogee is not in compliance with its continued listing standards relating to SEC filings, it would continue to list Apogee’s common stock pursuant to an extension, with a targeted date for completing the outstanding SEC filings and regaining compliance by July 31, 2005.

The Company is working diligently with its new independent registered public accountants, Miller Wachman LLP, in order to be able to complete the necessary audits of its financial statements for the fiscal years ended December 31, 2003 and December 31, 2004 and to file its Annual Report on Form 10-KSB and Quarterly Report on Form 10-QSB, for the three month period ending March 31, 2005, within the time period required by the AMEX. Apogee will be subject to periodic review by AMEX during this period to determine whether it is making progress consistent with the plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

About Apogee Technology, Inc.

Apogee Technology is a fabless semiconductor company that designs, develops and markets silicon based products that incorporate proprietary technologies. The Company’s patented all-digital, high efficiency Direct Digital Amplification (DDX®) ICs have been used by over 20 major consumer electronic brands in a wide range of audio products. The company is developing new System-on-Chip (SOC) products using its analog and digital circuit designs and Micro-Electromechanical Systems (MEMS) technology for the consumer, automotive, communications and medical markets. The Company operates a worldwide marketing and sales organization and has offices in the US, Hong Kong and Japan. For more information please visit our web site at: http://www.apogeeddx.com.

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DDX® is a registered trademark of Apogee Technology, Inc. All other product names noted herein may be trademarks of their respective holders. Certain statements made herein that use the words “anticipate”, “hope”, “estimate”, “project”, “intend”, “plan”, “expect”, “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the company to be materially different from those that may be expressed or implied. Please refer to the company’s risk factors as set forth in the company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB and 10-QSB.